Exhibit 99.3

Consent to be Named as a Director Nominee

In connection with the filing by Option Therapeutics Inc. of the Registration Statement on Form S-1 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), I, Sigmund Rogich, hereby consent, pursuant to Rule 438 of the Securities Act, to being named as a nominee to the board of directors of Option Therapeutics Inc. in the Registration Statement and any and all amendments and supplements thereto. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

Dated: January 21, 2026	/s/ Sigmund Rogich
Signature